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EXHIBIT 4.4

WITNESS SYSTEMS, INC.
2003 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Section 1.
PURPOSE

        The purpose of this Plan is to promote the interests of the Company by providing the opportunity to purchase Shares to Eligible Recipients in order to attract and retain Eligible Recipients by providing an incentive to work to increase the value of Shares and a stake in the future of the Company that corresponds to the stake of each of the Company's stockholders. The Plan provides for the grant of Options to aid the Company in obtaining these goals.

Section 2.
DEFINITIONS

        Each term set forth in this Section shall have the meaning set forth opposite such term for purposes of this Plan and any Options under this Plan (unless noted otherwise), and for purposes of such definitions, the singular shall include the plural and the plural shall include the singular, and reference to one gender shall include the other gender. Note that some definitions may not be used in this Plan, and may be inserted here solely for possible use in Option Agreements issued under this Plan.

        2.25    Board    means the Board of Directors of the Company.

        2.26    Cause    shall mean an act or acts by an Eligible Recipient involving (a) the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the Company, a Parent or a Subsidiary, (b) the breach of any contract with the Company, a Parent or a Subsidiary, (c) the violation of any fiduciary obligation to the Company, a Parent or a Subsidiary, (d) the unlawful trading in the securities of the Company, a Parent or a Subsidiary, or of another corporation based on information gained as a result of the performance of services for the Company, a Parent or a Subsidiary, (e) a felony conviction or the failure to contest prosecution of a felony, or (f) willful misconduct, dishonesty, embezzlement, fraud, deceit or civil rights violations, or other unlawful acts.

        2.27    Change of Control    means any of the following:

          (i)    a Change of Control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or Item 1 of Form 8-K promulgated under the Exchange Act; or

          (j)    any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or

          (k)   following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

        2.28    Code    means the Internal Revenue Code of 1986, as amended.

        2.29    Common Stock    means the common stock of the Company.

        2.30    Company    means Witness Systems, Inc., a Delaware corporation, and any successor to such organization.

        2.31    Continuous Service    means a period of continuous performance of services by Optionee for the Company as a member of the Board or Directors for the Company as determined by the Board in its sole and absolute discretion.

        2.32    Director    means a member of the Board.

        2.33    Effective Date    means the effective date of this Plan as provided in Section 4 hereof, which shall be April 17, 2003.

        2.34    Eligible Recipient    means a Director who is not an Employee of the Company, or an Employee of any Parent or Subsidiary of the Company.

        2.35    Employee    means, with respect to an entity, a common law employee of such entity.

        2.36    Exchange Act    means the Securities Exchange Act of 1934, as amended.

        2.37    Exercise Price    means the price that shall be paid to purchase one (1) Share upon the exercise of an Option granted under this Plan.

        2.38    Fair Market Value    of each Share on any date means the price determined below as of the close of business on such date (provided, however, if for any reason, the Fair Market Value per share cannot be ascertained or is unavailable for such date, the Fair Market Value per share shall be determined as of the nearest preceding date on which such Fair Market Value can be ascertained):

          (a)   If the Share is listed or traded on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, its Fair Market Value shall be the closing sale price for the Share (or the mean of the closing bid and ask prices, if no sales were reported), on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

          (b)   If the Share is not listed or traded on any established stock exchange or a national market system, its Fair Market Value shall be the average of the closing dealer "bid" and "ask" prices of a Share as reflected on the NASDAQ interdealer quotation system of the National Association of Securities Dealers, Inc. on the date of such determination; or

          (c)   In the absence of an established public trading market for the Share, the Fair Market Value of a Share shall be determined in good faith by the Board.

        2.39    Insider    means an individual who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

        2.40    Option    means an option granted under this Plan to purchase Shares which is not intended by the Company to satisfy the requirements of Code §422.

        2.41    Option Agreement    means an agreement between the Company, a Parent or a Subsidiary, and a Participant evidencing an award of a Option.

        2.42    Parent    means any corporation (other than the corporation employing a Participant) in an unbroken chain of corporations ending with the corporation employing a Participant if, at the time of the granting of the option, each of the corporations other than the corporation employing the Participant owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporation in such chain. However, for purposes of interpreting any Option Agreement issued under this Plan as of a date of determination, Parent shall mean any corporation (other than the corporation employing a Participant) in an unbroken chain of corporations ending with the corporation employing a Participant if, at the time of the granting of the option and thereafter through such date of determination, each of the corporations other than the corporation employing the Participant owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporation in such chain.

        2.43    Participant    means an individual who receives a Option hereunder.

        2.44    Plan    means the Witness Systems, Inc. 2003 Non-Employee Director Stock Option Plan, as may be amended from time to time.

        2.45    Share    means a share of the Common Stock of the Company.

        2.46    Subsidiary    means any corporation (other than the corporation employing such Participant) in an unbroken chain of corporations beginning with the corporation employing such Participant if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. However, for purposes of interpreting any Option Agreement issued under this Plan as of a date of determination, Subsidiary shall mean any corporation (other than the corporation employing such Participant) in an unbroken chain of corporations beginning with the corporation employing such Participant if, at the time of the granting of the option and thereafter through such date of determination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 3.
SHARES SUBJECT TO OPTIONS

        The total number of Shares that may be issued pursuant to Options under this Plan shall not exceed five hundred thousand (500,000), as adjusted pursuant to Section 10. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to an Option which remain after the cancellation, expiration or exchange of such Option thereafter shall again become available for use under this Plan.

Section 4.
EFFECTIVE DATE

        The effective date of this Plan shall be April 17, 2003, provided the stockholders of the Company approve this Plan within twelve (12) months after such effective date. Any Options granted under this Plan before the date of such stockholder approval automatically shall be granted subject to such approval.

Section 5.
ADMINISTRATION

        5.1    General Administration.    This Plan shall be administered by the Board. The Board, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. The Board shall have the power to interpret this Plan and, subject to the terms and provisions of this Plan, to take such other action in the administration and operation of the Plan as it deems equitable under the circumstances. The Board's actions shall be binding on the Company, on each affected Eligible Recipient, and on each other person directly or indirectly affected by such actions.

        5.2    Authority of the Board.    Except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to determine the terms and conditions of Options in a manner consistent with the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, to establish, amend or waive rules and regulations for the Plan's administration, and to amend the terms and conditions of any outstanding Options as allowed under the Plan and such Options. Further, the Board may make all other determinations which may be necessary or advisable for the administration of the Plan.

        5.3    No Delegation of Authority.    The Board may not delegate its authority under the Plan, in whole or in part.

        5.4    Decisions Binding.    All determinations and decisions made by the Board pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Eligible Recipients, Participants, and their estates and beneficiaries.

        5.5    Indemnification for Decisions.    No member of the Board shall be liable for any action taken or determination made hereunder in good faith. In addition, the members of the Board shall be indemnified by the Company against (a) the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, any Option granted hereunder, and (b) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such individual is liable for gross negligence or misconduct in the performance of his duties, provided that within 60 days after institution of any such action, suit or proceeding a member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

Section 6.
ELIGIBILITY TO RECEIVE & GRANT OF OPTIONS

        6.1    Individuals Eligible for Grant of Options.    The individuals eligible to receive Options hereunder shall be solely those individuals who are Eligible Recipients. Such Eligible Recipients shall receive Options hereunder exclusively in accordance with the provisions of Section 5.2 below.

        6.2    Grant of Options.    Options shall be granted to Eligible Recipients in accordance with the following:

          (a)   Annual Grant. Following the first meeting of the Board occurring on or after April 1 of each calendar year commencing on the Effective Date of this Plan, each member of the Board who is an Eligible Recipient as of the date of such meeting shall, subject to subsection (b) below, be granted an Option to purchase eight thousand (8,000) Shares as of the date of such meeting, with such Option subject to the provisions of Section 7 below. No other individuals shall be granted Options under this Plan. It is intended that the first grants shall occur on April 17, 2003, which is the Effective Date of the Plan.

          (b)   Evidence of Option Grant. The Options granted under this Section 6.2 shall be evidenced by an Option Agreement with such other terms and provisions as may be determined by the Board which are not inconsistent with the terms and provisions of this Plan, but which shall be in the form attached to this Plan as Exhibit A. The Board and/or the Company shall have complete discretion to modify the terms and provisions of an Option in accordance with Section 12 of this Plan, to the extent such modification is not contrary to the terms and provisions of this Plan.

Section 7
TERMS OF OPTIONS

        7.1    Terms of Options.    No Option shall:

          (a)   be exercisable before the date such Option is granted; or

          (b)   be exercisable after the earlier of (A) the date such Option is exercised in full, or (B) the date that is the tenth (10th) anniversary of the date such Option is granted.

An Option shall be immediately forfeited and may not be exercised after the date which is twelve (12) months after Optionee ceases to perform services for the Company as a member of the Board of Directors of the Company for any reason, but in no event later than the Expiration Date; provided, however, if the Optionee ceases to perform services for the Company as a member of the Board of Directors of the Company for Cause, this Option shall immediately be forfeited, as of the date of such cessation of performing services, but in no event later than the Expiration Date. The Board shall have discretion to determine whether Optionee has ceased to perform services for the Company as a member of the Board of Directors of the Company.

        7.2    Exercise Price.    Subject to adjustment in accordance with Section 10 and the other provisions of this Section, the Exercise Price shall be as set forth in the applicable Option Agreement. With respect to each Option, the Exercise Price of such Option shall be equal to the Fair Market Value of a Share on the date the Option is granted.

        7.3    Payment.    Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. Payment for shares of Stock purchased pursuant to exercise of an Option shall be made in cash or, unless the Option Agreement provides otherwise, by delivery to the Company of a number of Shares that have been owned and completely paid for by the holder for at least six (6) months prior to the date of exercise (i.e., "mature shares" for accounting purposes) having an aggregate Fair Market Value equal to the amount to be tendered, or a combination thereof. In addition, unless the Option Agreement provides otherwise, the Option may be exercised through a brokerage transaction following registration of the Company's equity securities under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by the Sarbanes-Oxley Act of 2002. However, notwithstanding the foregoing, with respect to any Option recipient who is an Insider, a tender of shares or a cashless exercise must (1) have met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Option Agreement provides otherwise, the foregoing exercise payment methods shall be subsequent transactions approved by the original grant of an Option. Except as provided in subparagraph (d) below, payment shall be made at the time that the Option or any part thereof is exercised, and no Shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder. Notwithstanding the above, and in the sole discretion of the Board, an Option may be exercised as to a portion or all (as determined by the Board) of the number of Shares specified in the Option Agreement by delivery to the Company of a promissory note, such promissory note to be executed by the Participant and that shall include, with such other terms and conditions as the Board shall determine, provisions in a form approved by the Board under which: (i) the balance of the aggregate purchase price shall be payable in equal installments over such period and shall bear interest at such rate (that shall not be less than the prime bank loan rate as determined by the Board, that shall be established at the time of exercise, and that must be a market rate based on the rate environment at the date of exercise) as the Board shall approve, and (ii) the Participant shall be personally liable for payment of the unpaid principal balance and all accrued but unpaid interest. Other methods of payment may also be used if approved by the Board in its sole and absolute discretion and provided for under the Option Agreement.

        7.4    Conditions to Exercise of an Option.    Each Option granted under the Plan shall provide that the Optionee shall be entitled to purchase, pursuant to the exercise of this Option, the percentage of the Shares subject to this Option shown below based upon the Continuous Service of the Optionee from the date of grant of the Option at the time of exercise (provided, however, that subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may vest or be exercised in whole or in part):

VESTING SCHEDULE:

Percentage Vested:	Continuous Service:
0%	Less than 3 months
12.5%	At least 3 months, but less than 6 months
25%	At least 6 months, but less than 9 months
37.5%	At least 9 months, but less than 12 months
50%	At least 12 months, but less than 15 months
62.5%	At least 15 months, but less than 18 months
75%	At least 18 months, but less than 21 months
87.5%	At least 21 months, but less than 24 months
100%	At least 24 months

However, notwithstanding the foregoing, in the event that the Optionee resigns from the Board of Directors of the Company at the written request of the Chairman of the Board of Directors of the Company, then the Optionee shall be entitled to purchase, pursuant to the exercise of this Option, the percentage of the Shares subject to this Option shown below based upon the Continuous Service of the Optionee from the Grant Date of this Option (as noted hereon) at the time of exercise:

VESTING SCHEDULE:

Percentage Vested:	Continuous Service:
50%	Less than 3 months
56.25%	At least 3 months, but less than 6 months
62.5%	At least 6 months, but less than 9 months
68.75%	At least 9 months, but less than 12 months
75%	At least 12 months, but less than 15 months
81.25%	At least 15 months, but less than 18 months
87.5%	At least 18 months, but less than 21 months
93.75%	At least 21 months, but less than 24 months
100%	At least 24 months

Furthermore, in the event that a Change of Control occurs, then, notwithstanding any provision of the foregoing to the contrary, if the Optionee has not ceased to perform Continuous Service prior to the occurrence of such Change of Control, an Optionee shall be entitled to exercise 100% of the Shares subject to an Option from and after the occurrence of such Change of Control during any remaining term of such Option.

        7.5    Restrictions on Shares Acquired.    The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, "first refusal" rights of the Company to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, "drag along" rights requiring the sale of shares to a third party purchaser in certain circumstances, "lock up" type restrictions in the case of an initial public offering of the Company's stock, restrictions or limitations or other provisions that would be applied to stockholders under any applicable agreement among the stockholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares.

        7.6    Transferability of Options.    An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Participant's legal guardian, legal representative, or other representative whom the Board deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the Option if the Participant is incapacitated shall be determined by the Board in its sole and absolute discretion. Notwithstanding the foregoing, except as otherwise provided in the Option Agreement, an Option may also be transferred by a Participant as a bona fide gift (i) to his spouse, lineal descendant or lineal ascendant, siblings and children by adoption, (ii) to a trust for the benefit of one or more individuals described in clause (i) and no other persons, or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of the Plan, the Option Agreement and other agreements with the Participant in connection with the exercise of the Option and purchase of Shares. In the event of such a gift, the Participant shall promptly notify the Board of such transfer and deliver to the Board such written documentation as the Board may in its discretion request, including, without limitation, the written acknowledgment of the donee that the donee is subject to the provisions of the Plan, the Option Agreement and other agreements with the Participant.

Section 8.
SECURITIES REGULATION

        Each Option Agreement may provide that, upon the receipt of Shares as a result of the exercise of a Option or otherwise, the Participant shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Each Option Agreement may also provide that, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any of such Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended ("1933 Act"), and any applicable state securities law or, unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing the Shares transferred upon the exercise of a Option granted under this Plan may at the discretion of the Company bear a legend to the effect that such Shares have not been registered under the 1933 Act or any applicable state securities law and that such Shares may not be sold or offered for sale in the absence of an effective registration statement as to such Shares under the 1933 Act and any applicable state securities law or an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.

Section 9.
LIFE OF PLAN

        No Option shall be granted under this Plan on or after the earlier of:

          (a)   the tenth (10th) anniversary of the effective date of this Plan (as determined under Section 4 of this Plan), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options have been exercised in full or no longer are exercisable, or

          (b)   the date on which all of the Shares reserved under Section 3 of this Plan have (as a result of the exercise of Options granted under this Plan) been issued or no longer are available for use under this Plan, in which event this Plan also shall terminate on such date.

Section 10.
ADJUSTMENT

        Notwithstanding anything in Section 12 to the contrary, the number of Shares reserved under Section 3 of this Plan, the number of Shares subject to Options granted under this Plan, and the Exercise Price of any Options, shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Board shall have the right to adjust (in a manner that satisfies the requirements of Code §424(a) as if such Code section applied to the situation) the number of Shares reserved under Section 3, and the number of Shares subject to Options granted under this Plan, and the Exercise Price of any Options in the event of any corporate transaction described in Code §424(a) that provides for the substitution or assumption of such Options. If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Options granted under this Plan shall be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Section by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of Shares reserved under Section 3.

Section 11.
SALE OR MERGER OF THE COMPANY

        If a Change of Control occurs, and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of all Options granted under this Plan, with respect to any Option granted under this Plan that is not so assumed or substituted (a "Non-Assumed Option"), the Board, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Options, take any or all of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Board occurring within the thirty (30) day period immediately preceding the date of the Change of Control, but only if such action remains contingent upon the effectuation of the Change of Control) (such date referred to as the "Action Effective Date"):

          (a)   Accelerate the vesting and/or exercisability of such Non-Assumed Option (to the extent not otherwise accelerated by the terms and provisions of this Plan); and/or

          (b)   Unilaterally cancel such Non-Assumed Option in exchange for:

            (iii)  whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole and/or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting) over the aggregate Exercise Price for such Shares; or

            (iv)  cash or other property equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting) over the aggregate Exercise Price for such Shares.

However, notwithstanding the foregoing, to the extent that the recipient of Non-Assumed Option is an Insider, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless an Option Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of an Option.

Section 12.
AMENDMENT OR TERMINATION

        This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the stockholders of the Company (a) to increase the number of Shares reserved under Section 3, except as set forth in Section 10, (b) to extend the maximum life of the Plan under Section 9 or the maximum exercise period under Section 7, (c) to decrease the minimum Exercise Price under Section 7, or (d) to change the formula grant provisions (including, but not limited to, the Eligible Recipients eligible for grants of Options and the number of Shares subject to Options granted hereunder) under this Plan. The Board also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time. The Company shall have the right to modify, amend or cancel any Option after it has been granted if (I) the modification, amendment or cancellation does not diminish the rights or benefits of the Option recipient under the Option (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a Option shall not be deemed as a diminishment of rights or benefits of such Option), (II) the Participant consents in writing to such modification, amendment or cancellation, (III) there is a dissolution or liquidation of the Company, (IV) this Plan and/or the Option Agreement expressly provides for such modification, amendment or cancellation, or (V) the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law.

Section 13.
MISCELLANEOUS

        13.6    Stockholder Rights.    No Participant shall have any rights as a stockholder of the Company as a result of the grant of a Option to him or to her under this Plan or his or her exercise of such Option pending the actual delivery of Shares subject to such Option to such Participant.

        13.7    No Guarantee of Continued Relationship.    The grant of a Option to a Participant under this Plan shall not constitute a contract of employment and shall not confer on a Participant any rights upon his or her termination of employment or other relationship with the Company in addition to those rights, if any, expressly set forth in the Option Agreement that evidences his or her Option.

        13.8    Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Option, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan and/or any action taken by a Participant with respect to a Option. Whenever Shares are to be issued to a Participant upon exercise of an Option, the Company shall have the right to require the Participant to remit to the Company, as a condition of exercise of the Option, an amount in cash (or, unless the Option Agreement provides otherwise, in Shares) sufficient to satisfy federal, state and local withholding tax requirements at the time of exercise. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of withholding requirements by having the Company withhold Shares may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Option Agreement provides otherwise, the withholding of shares to satisfy federal, state and local withholding tax requirements shall be a subsequent transaction approved by the original grant of a Option. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by a retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.

        13.9    Construction.    This Plan shall be construed under the laws of the State of Delaware.

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  EXHIBIT 4.4